UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 27, 2026

INUVO, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32442	87-0450450
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 President Clinton Ave., Ste. 300, Little Rock, AR	72201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(501) 205-8508

____________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	INUV	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into Material Definitive Agreements.

The information provided in Item 2.03 is hereby incorporated by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 27, 2026, the Company completed the exchange of $1.2 million of principal of its Secured Promissory Note B, into a Secured Promissory Note A-2, in the principal amount of $1,308,000 (the “A-2 Note”) with Streeterville Capital, LLC (“Streeterville”).  The A-2 Note is otherwise on the same terms as the Company’s Secured Promissory Note A-1with Streeterville as follows.  As a result, $1.2 million was released from an account at Lakeside Bank owned by the Company’s wholly-owned subsidiary, INUV Holdings, LLC that is subject to a Deposit Account Control Agreement.

The principal amount of the A‑2 Note is due June 29, 2028 (the “A-1 Maturity Date”). Interest under the A‑2 Note accrues at a rate of 9.00% per annum, calculated on a 360‑day year and compounding daily. The A‑2 Note can be prepaid in whole or in part at any time, without any prepayment premium or penalty. Beginning on March 29, 2027, the Lender may redeem up to $750,000 per calendar month plus make‑whole interest calculated as if such amount had been held to the A-2 Maturity Date (a “Monthly Redemption”).  Beginning December 29, 2026, after the closing date, the Lender may redeem up to the Maximum Limited Redemption Amount (as defined in the A-2 Note that equals to 8% of the applicable cumulative dollar trading volume plus make‑whole interest) of the cumulative daily dollar trading volume of the Company’s common shares (a “Limited Redemption”), in the event the Common Shares trade at a price that is at least 10% greater than the NYSE Minimum Price (a “Limited Redemption Event”). The Lender may effect a Limited Redemption during the five Trading Day period following such Limited Redemption Event. The applicable Monthly Redemption amount is due and payable in cash within two trading days of the Company’s receipt of a redemption notice from the Lender. The applicable Limited Redemption amount is due and payable in cash within two trading days of the Company's receipt of a redemption notice from the Lender.

The A‑2 Note contains certain “Major Trigger Events” and “Minor Trigger Events,” as more fully described in the A-2 Note. At any time following the occurrence of a Major Trigger Event or Minor Trigger Event, the Lender may, upon prior written notice to the Company, increase the outstanding balance of the applicable Note by 10% for each Major Trigger Event and 5% for each Minor Trigger Event, subject to the limitations set forth in the A‑2 Note. If the Company fails to timely cure a Major Trigger Event or Minor Trigger Event following receipt of a written cure demand notice from the Lender, such event will automatically become an “Event of Default,” entitling the Lender to exercise the remedies set forth in the applicable Note, including acceleration of the outstanding balance and the imposition of a default interest rate (an interest rate equal to the lesser of fifteen percent (15%) per annum or the maximum rate permitted under applicable law).

The foregoing descriptions of the A-2 Note does not purport to be complete and are qualified in entirety by reference to the full text of such documents, a copy of which is filed as Exhibit 10.1  to this Current Report on Form 8-K and is  incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Secured Promissory Note A-2, dated October 27, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INUVO, INC.

Date: November 2, 2026	By:	/s/ Derric Ciccone
Derric Ciccone, Chief Financial Officer

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